EXHIBIT 2.1

Execution copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

I-MANY-INC, I-MANY DEMAND CORP.,

EDGE DYNAMICS, INC.

AND

PAUL HOLLAND, AS STOCKHOLDERS’ REPRESENTATIVE

May 2, 2008

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	The Merger.	1
1.2	The Closing.	1
1.3	Actions at the Closing.	1
1.4	Additional Action.	2
1.5	Conversion of Shares.	2
1.6	Dissenting Shares.	3
1.7	Payment for Shares.	3
1.8	[Intentionally Omitted].	4
1.9	Options and Warrants.	4
1.10	Escrow.	4
1.11	Certificate of Incorporation and Bylaws.	5
1.12	[Intentionally omitted].	5
1.13	[Intentionally omitted].	5
1.14	Stockholders’ Representative.	5
1.15	Directors and Officers of the Surviving Corporation.	7
1.16	No Further Rights.	7
1.17	Closing of Transfer Books.	7
1.18	Withholding Obligations.	7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
2.1	Organization, Qualification and Corporate Power.	8
2.2	Capitalization.	8
2.3	Authorization of Transaction.	9
2.4	Noncontravention.	10
2.5	Subsidiaries.	10
2.6	Financial Statements.	10
2.7	Absence of Certain Changes.	11
2.8	Undisclosed Liabilities.	11
2.9	Tax Matters.	11
2.10	Assets.	14
2.11	Owned Real Property.	15
2.12	Real Property Leases.	15
2.13	Intellectual Property.	15
2.14	Contracts.	19
2.15	Accounts Receivable.	20
2.16	Powers of Attorney.	21
2.17	Insurance.	21
2.18	Litigation.	21
2.19	Warranties.	21
2.20	Employees.	21
2.21	Employee Benefits.	22
2.22	Environmental Matters.	24
2.23	Legal Compliance.	24
2.24	Customers and Suppliers.	24
2.25	Permits.	24
2.26	Certain Business Relationships With Affiliates.	25
2.27	Brokers’ Fees.	25
2.28	Books and Records.	25
2.29	Prepayments, Prebilled Invoices and Deposits.	25
2.30	Disclosure.	26

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		26
3.1	Organization and Corporate Power.	26
3.2	Authorization of Transaction.	26
3.3	Noncontravention.	26
3.4	Litigation.	27
3.5	Reports and Financial Statements.	27

ARTICLE IV COVENANTS		27
4.1	Closing Efforts.	27
4.2	Governmental and Third-Party Notices and Consents.	27
4.3	Dissenter’s Notice.	28
4.4	Operation of Business.	28
4.5	Access to Information.	30
4.6	Notice of Breaches.	30
4.7	Exclusivity.	31
4.8	Expenses.	31
4.9	FIRPTA Tax Certificates.	31
4.10	[Intentionally Omitted].	31
4.11	Preparation of Tax Returns and Payment of Taxes.	32
4.12	Employment Benefits.	32
4.13	Indemnification.	32
4.14	Payment of Bonuses.	32

ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER		32
5.1	Conditions to Obligations of the Buyer and the Transitory Subsidiary.	32
5.2	Conditions to Obligations of the Company.	34

ARTICLE VI INDEMNIFICATION		34
6.1	Indemnification by the Indemnifying Stockholders.	34
6.2	Indemnification by the Buyer.	35
6.3	Indemnification Claims.	36
6.4	Survival of Representations and Warranties.	39
6.5	Limitations.	40
6.6	Exclusive Remedy; Fraud.	41
6.7	No Contribution.	41
6.8	Insurance.	41
6.9	Tax Contests; Cooperation.	41
6.10	Treatment of Indemnification Payments.	42

ARTICLE VII [Intentionally Omitted.]		42

ARTICLE VIII TERMINATION		42
8.1	Termination of Agreement.	42
8.2	Effect of Termination.	43

ARTICLE IX DEFINITIONS		43

ARTICLE X MISCELLANEOUS		54
10.1	Press Releases and Announcements.	54
10.2	No Third Party Beneficiaries.	54
10.3	Confidentiality.	54
10.4	Entire Agreement.	55
10.5	Succession and Assignment.	55
10.6	Counterparts and Facsimile Signature.	55
10.7	Headings.	55
10.8	Notices.	55
10.9	Governing Law.	57
10.10	Amendments and Waivers.	57
10.11	Severability.	57
10.12	Submission to Jurisdiction.	58
10.13	Construction.	58

Exhibit A -	Form of Payment Agent Agreement
Exhibit B -	Form of Escrow Agreement
Exhibit C -	Opinion of Counsel to the Company

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is entered into as of May 2, 2008 by and among I-many, Inc., a Delaware corporation (the “Buyer”), I-Many Demand Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), Edge Dynamics, Inc., a Delaware corporation (the “Company”) and, solely with respect to Sections 1.3, 1.6(b), 1.14, 4.3, 4.11 and Article VI hereof, Paul Holland as stockholders’ representative (the “Stockholders’ Representative”), as agent and attorney-in-fact for each stockholder of the Company (individually, a “Stockholder” and collectively, the “Stockholders”). The Buyer, the Transitory Subsidiary and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the respective meanings set forth in Article IX hereof.

This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive cash in exchange for their capital stock of the Company.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the persons who have been offered and accepted employment with Buyer have executed offer letters regarding their employment, effective as of the Closing (the “Offer Letters”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Mr. Henry Olson has entered into the Employment Agreement; and

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2 The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 1117 California Avenue, Palo Alto, CA 94304, commencing at 9:00 a.m. local time on the Closing Date.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.1;

(b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.2;

(c) the Buyer shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(d) the Buyer shall pay to the Payment Agent an amount equal to the excess of (A) the aggregate Merger Consideration payable to the Company Preferred Stockholders (other than with respect to Dissenting Shares), less (B) such Company Stockholders’ Pro Rata Share of the Escrow Amount (such excess being referred to as the “Initial Merger Consideration”);

(e) the Buyer, the Stockholders’ Representative and the Payment Agent shall execute and deliver the Payment Agent Agreement in the form attached hereto as Exhibit A (the “Payment Agent Agreement”);

(f) the Buyer, the Stockholders’ Representative and the Escrow Agent shall execute and deliver the Escrow Agreement in the form attached hereto as the Exhibit B (the “Escrow Agreement”) and the Buyer shall pay to the Escrow Agent the Escrow Amount; and

(g) the Buyer shall pay to Silicon Valley Bank the aggregate amounts then due under the Loan Agreement, up to a maximum of $1,817,000, as specified in Schedule 1.3(g).

1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities, each Company Share outstanding immediately prior to the Effective Time shall be converted into the right to receive from Buyer the following Merger Consideration:

(a) Common Shares. No payment or consideration shall be paid in respect of any Common Share;

(b) Preferred Shares.

(i) Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than Series A Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Series A Preferred Shares that are Dissenting Shares and Series A Preferred Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) an amount of cash as is equal to the result obtained by dividing (A) 26.46% of the Merger Consideration by (B) the number of outstanding Series A Preferred Shares immediately prior to the Effective Time.

(ii) Each Series B Preferred Share issued and outstanding immediately prior to the Effective Time (other than Series B Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Series B Preferred Shares that are Dissenting Shares and Series B Preferred Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) an amount of cash as is equal to the result obtained by dividing (A) 46.28% of the Merger Consideration by (B) the number of outstanding Series B Preferred Shares immediately prior to the Effective Time.

(iii) Each Series C Preferred Share issued and outstanding immediately prior to the Effective Time (other than Series C Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Series C Preferred Shares that are Dissenting Shares and Series C Preferred Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) an amount of cash as is equal to the result obtained by dividing (A) 27.26% of the Merger Consideration by (B) the number of outstanding Series C Preferred Shares immediately prior to the Effective Time.

(c) Each Company Share held in the Company’s treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

(d) Each share of common stock, $0.001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.001 par value per share, of the Surviving Corporation.

1.6 Dissenting Shares.

(a) Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, if applicable, unless the Company Stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under applicable Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Payment Agent a payment representing the amount that would have been paid to the Payment Agent on account of such Company Shares pursuant to Section 1.3 had such Company Shares not been Dissenting Shares at the Closing (whereupon such amount shall be deemed to be additional Initial Merger Consideration).

(b) (i) the Stockholders’ Representative shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the Stockholders’ Representative shall have the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under applicable Law. Neither the Company nor the Stockholders’ Representative shall, except with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, offer to settle or settle any demands for appraisal of Company Shares.

1.7 Payment for Shares.

(a) Prior to the Effective Time, the Buyer shall appoint the Payment Agent to effect the payment of the Initial Merger Consideration in exchange for Certificates. On the

Closing Date, the Buyer shall deliver the Initial Merger Consideration to the Payment Agent, in trust for the benefit of holders of Certificates. As soon as practicable after the Effective Time, the Buyer shall cause the Payment Agent to send a notice and a transmittal form to each holder of a Certificate entitled to receive any Merger Consideration advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Payment Agent such Certificate in exchange for Initial Merger Consideration pursuant to Section 1.5. Each holder of a Certificate entitled to receive Merger Consideration, upon proper surrender thereof to the Payment Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) his, her or its share of the Initial Merger Consideration pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a Merger Consideration payable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

(b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

1.8 [Intentionally Omitted]

1.9 Options and Warrants.

(a) All unexpired and unexercised Options outstanding immediately prior to the Closing, whether vested or unvested, together with the Option Plan, shall be cancelled, extinguished and terminated and no payment or consideration shall be paid in exchange therefor. No Options shall be assumed by the Buyer.

(b) The Company shall cause the termination, as of the Effective Time, of the Warrants which remain unexercised.

(c) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to termination of such Option or Warrant pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

1.10 Escrow.

(a) On the Closing Date, the Buyer shall deposit with the Escrow Agent the Escrow Amount for the purpose of securing the indemnification obligations of the Indemnifying Stockholders (i) set forth in Section 6.1(g) of this Agreement, or (ii) arising out of a breach of Section 2.6(c). The Escrow Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the deposit of the Escrow Amount in escrow and the appointment of the Stockholders’ Representative.

1.11 Certificate of Incorporation and Bylaws.

(a) Pursuant to the Certificate of Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as of the Effective Time so that such Certificate of Incorporation is identical to the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b) From and after the Effective Time, the Bylaws of the Surviving Corporation shall be the same as the Bylaws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.12 [Intentionally omitted]

1.13 [Intentionally omitted].

1.14 Stockholders’ Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including the defense and/or settlement of any claims for which the Company Preferred Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, the Company Stockholders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of Merger Consideration, hereby designate the Stockholders’ Representative as their representative, attorney-in-fact and agent.

(a) The Company Stockholders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of Merger Consideration, hereby authorize the Stockholders’ Representative (i) to take all action necessary in connection with the defense and/or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, (ii) to give and receive all notices required to be given under the Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Company Stockholders by the terms of this Agreement.

(b) In the event that the Stockholders’ Representative becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Company Stockholders (acting by the vote of the Company Stockholders who immediately prior to the

Effective Time held a majority of the outstanding Company Shares held by all Company Stockholders (voting on an as-converted basis) (excluding each Company Stockholder who is an Affiliate of the Buyer) shall select another representative to fill the vacancy of the representative initially chosen by the Company Stockholders, and such substituted representative shall, subject to such representative’s acceptance of such selection in writing, be deemed to be the Stockholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c) All decisions and actions by the Stockholders’ Representative, including without limitation any agreement between the Stockholders’ Representative and the Buyer relating to the defense or settlement of any claims for which the Company Stockholders may be required to indemnify the Buyer and/or the Surviving Corporation pursuant to Article VI hereof, shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(d) By his, her or its approval of the Merger and adoption of this Agreement, and/or his, her or its acceptance of Merger Consideration payable at Closing, each Company Preferred Stockholder, agrees that:

(i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to the settlement of any claims for indemnification by the Buyer and/or the Surviving Corporation pursuant to Article VI hereof or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder, and no party shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Stockholders’ Representative;

(ii) all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders’ Representative;

(iii) it shall indemnify and hold harmless the Stockholders’ Representative (based on its Pro Rata Share) from and against any and all losses, liabilities or expenses (including the reasonable fees and expenses of counsel) that may be imposed upon, incurred by or asserted against the Stockholders’ Representative in any way relating to or arising out of the Stockholders’ Representative’s action or failures to take action pursuant to this Agreement or the Escrow Agreement, other than acts or omissions resulting from or arising out of fraud, willful misconduct or bad faith by the Stockholders’ Representative;

(iv) the provisions of this Section 1.14 are severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement; and

(v) the provisions of this Section 1.14 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the Company Stockholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(e) Notwithstanding anything to the contrary herein contained, the Stockholders’ Representative (solely in its capacity as such) shall not be liable to the Company Stockholders, the Buyer, Transitory Sub, the Company, the Surviving Corporation or to any of their respective Affiliates, with respect to any action taken or omitted to be taken by the Stockholders’ Representative in connection with this Agreement or any other agreement, instrument and document contemplated hereby or executed pursuant hereto, or the transactions contemplated hereby and thereby, unless such action or omission results from or arises out of fraud or willful misconduct on the part of the Stockholders’ Representative.

1.15 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.16 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.

1.17 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Company Shares are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, if any, in accordance with Section 1.5, subject to Sections 1.8, and 1.10, and to applicable Law in the case of Dissenting Shares.

1.18 Withholding Obligations. Notwithstanding any other provision in this Agreement, the Buyer, the Company, the Transitory Subsidiary, the Escrow Agent and the Payment Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company Stockholder or other recipient of payments in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article II. Disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, other than such jurisdictions where a failure to so qualify would not reasonably be expected to result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 65,000,000 shares of Common Stock, of which, as of immediately following the execution this Agreement and after taking into account the effects of the Mandatory Conversion (as defined in the Certificate of Amendment) 21,584,634 shares were issued and outstanding and no shares were held in the treasury of the Company and (ii) 42,063,202 shares of Preferred Stock, of which (A) 18,644,452 shares have been designated Series A Preferred Stock, of which, as of immediately following the execution of this Agreement and after taking into account the effects of the Mandatory Conversion, 12,203,478 shares were issued and outstanding, (B) 15,418,750 shares have been designated Series B Preferred Stock, of which, as of immediately following the execution of this Agreement and after taking into account the effects of the Mandatory Conversion, 10,675,002 shares were issued and outstanding and (C) 8,000,000 shares have been designated Series C Preferred Stock, of which, as of immediately following the execution of this Agreement and after taking into account the effects of the Mandatory Conversion, 4,191,046 shares were issued and outstanding.

(b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. Section 2.2(b) of the Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any automatic acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any person’s preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance in all material respects with all applicable federal and state securities laws.

(c) Section 2.2(c) of the Disclosure Schedule sets forth a complete and accurate list, as of immediately prior to the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options. All of the shares of capital stock of the Company subject to Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and not in violation of any person’s preemptive rights.

(d) Except as set forth in Section 2.2(c) or in Section 2.2(d) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from the Company any shares of the Company’s capital stock is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act or the securities laws of any other jurisdiction, or voting, of the capital stock of the Company.

2.3 Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which it is a party and, subject to obtaining the Requisite Stockholder

Approval, which is the only approval required from the Company Stockholders, the performance by the Company of its obligations pursuant to this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (the “Company Board”), by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law and any other applicable Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement and all other agreements contemplated hereby to which the Company is a party have been or will be as of the Closing Date duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (regardless of whether enforcement is considered in equity or at law) (“Enforceability Exceptions”).

2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby, nor the performance by the Company of its obligations hereunder and thereunder, nor the consummation by the Company of the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except as would not reasonably be expected to be material to the Surviving Corporation, (c) conflict with in any respect, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel any rights or obligations of the Company, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, except as would not reasonably be expected to be material to the Surviving Corporation, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

2.5 Subsidiaries. The Company has no Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

2.6 Financial Statements.

(a) The Company has provided to the Buyer the Financial Statements. The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements and except that the unaudited interim financial statements do not contain footnotes) and (iii) fairly present in all material respects the financial position of the Company in accordance with GAAP applied on a consistent basis as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments that will not be material in amount or effect and do not include footnotes.

(b) The Company is not party to any financial derivatives or other hedging instruments.

(c) The Net Working Capital is not less than the Target Amount.

2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development in the Company’s business that, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (p) of Section 4.4.

2.8 Undisclosed Liabilities. The Company has no liability or other Indebtedness in excess of $10,000 (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) that is required to be reflected in the Financial Statements in accordance with GAAP, except for (a) liabilities reflected on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) liabilities incurred by the Company in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, to the extent included in the definition of Current Liabilities. to the extent included in the definition of Current Liabilities. Section 2.8 of the Disclosure Schedule sets forth an itemized list of the full amount of the transaction fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement, including legal and accounting fees and any broker or finder fees, and the persons to whom such fees and expenses were paid or are payable. The Company has fully performed all obligations required to performed by it that are related to the deferred revenue of the Company excluded from the definition of Current Liabilities (in paragraph (a) therein) in Article IX hereof.

2.9 Tax Matters.

(a) The Company has properly filed on a timely basis all Tax Returns that it was required to file (taking into account all applicable extensions), and all such Tax Returns were true, correct and complete in all material respects. The Company has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company. The Company has paid on a timely basis or adequately provided for on its financial statements as described in the next sentence, all Taxes that were due and payable (taking into account all applicable extensions). The unpaid Taxes of the Company for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. The Company (i) does not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Taxing Authority.

(b) The Company has delivered or made available to the Buyer (i) complete and correct copies of all material Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired. The United States federal income Tax Returns of the Company have not been audited by the Internal Revenue Service. No examination or audit of any Tax Return of the Company by any Taxing Authority is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes which waiver or extension is still in effect, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any Taxing Authority, which power of attorney is still in effect.

(c) The Company (i) has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that would be treated as an “excess parachute payment” under Section 280G of the Code as a result of the consummation of this Agreement (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) is not or has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(e) The Company (i) is not a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company are subject to an election under former Section 341(f) of the Code or (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) The Company has never participated in an international boycott as defined in Section 999 of the Code.

(g) The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) The Company does not own any interest in an entity that is characterized as a partnership for United States federal income Tax purposes.

(i) Section 2.9(i) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(j) The Company is not nor has it been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(k) The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(l) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(n) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(o) No holder of shares of Company Shares holds any Common Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(p) To the Knowledge of the Company, the Company is not nor has it ever been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(q) The Company has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

2.10 Assets.

(a) The Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No Person has the right, privilege or option to purchase or acquire any assets (tangible or intangible) purported to be owned by the Company.

(b) Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company, indicating the cost, accumulated book depreciation (if any) and the net book value of (A) each such fixed asset whose book value exceeds $2,000 as of the Most Recent Balance Sheet Date and (B) all fixed assets, in aggregate, as of the Most Recent Balance Sheet Date, and (ii) each other asset of a tangible nature (other than inventories) of the Company whose book value exceeds $10,000.

(c) Each item of equipment, motor vehicle and other assets that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract in such condition, the obligations of the Company to such lessor or owner will have been discharged in full. Each item of equipment, motor vehicle and other assets that the Company acquired as a result of borrowings pursuant to the Equipment Line is currently owned by the Company. All equipment, is in good operating condition and repair (subject to normal wear and tear) and is not encumbered by any liens or security interests other than pursuant to the Loan Agreement.

(d) Except as set forth in Section 2.10(d) of the Disclosure Schedule, all monies borrowed by the Company pursuant to the Equipment Line were used to acquire equipment that was and continues to be used in the business of the Company.

2.11 Owned Real Property. The Company has no Owned Real Property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable and security deposit thereunder, and any advance rent thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company and, to the Knowledge of the Company, against each other party thereto, subject in each case to the Enforceability Exceptions;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company and, to the Knowledge of the Company, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject in each case to the Enforceability Exceptions;

(c) neither the Company nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened in writing, which, after the giving of notice, with lapse of time, or both, would constitute a material breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease;

(d) to the Knowledge of the Company, there are no disputes, with respect to such Lease;

(e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) to the Knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

(g) no material construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company; and

(h) the Company is not obligated to pay any leasing or brokerage commission relating to such Lease and neither will have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease.

2.13 Intellectual Property.

(a) Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded. All Company Registrations are valid and enforceable and all issuance, renewal and maintenance and payments that are or have become due and payable with respect thereto have been timely paid by or on behalf of the Company.

(b) Prosecution Matters. There are no third party inventorship challenges, opposition or nullity proceedings or interferences commenced or, to the Knowledge of the Company threatened, with respect to any Patent Rights included in the Company Registrations. To the Knowledge of the Company, the Company has not breached its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no material misrepresentation in such applications. The Company has no Knowledge of any information that would preclude the Company from (i) having clear title to the Company Registrations or (ii) enforcing any Company Registrations.

(c) Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially same terms and conditions as it was immediately prior to the Closing. The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Company, (ii) use and operate the Internal Systems as they are currently used by the Company, and (iii) otherwise to conduct the Company’s business in all material respects in the manner currently conducted by the Company.

(d) Protection Measures. The Company has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third person.

(e) Infringement by Company. To the Knowledge of the Company, none of the Customer Offerings, or the Exploitation thereof by the Company or by any reseller, distributor, customer or user thereof, or any other activity of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the Knowledge of the Company, none of the Company’s past or current use or operation of the Internal Systems, or any other activity undertaken by the Company in connection with the Business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any written complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any studies, market surveys and analysis prepared by or for the Company with respect to any alleged or potential infringement, violation or misappropriation.

(f) Infringement of Company Rights. To the Knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company. The Company has provided to the Buyer written copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats in the possession of the Company, and has notified the Buyer of any unwritten complaints, claims, notices or threats of which the Company has Knowledge, concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than trial and evaluation licenses, for no more than ninety (90) days, entered into in the Ordinary Course of Business). The Company has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights (excluding indemnities contained in agreements identified in Section 2.13(g) of the Disclosure Schedule for the sale or license of Customer Offerings entered into in the Ordinary Course of Business and indemnities included in off the shelf software licensed to the Company). The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h) Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding any off the shelf software program that is part of the Internal Systems and is licensed by the Company for a fee of less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property, but excluding confidentiality, non-competition and assignment of inventions agreement with employees. To the Knowledge of the Company, except as set forth in Section 2.13(h) of the Disclosure Schedule and any off-the-shelf software program that is licensed by the Company on commercially reasonable terms, no third party inventions, methods, services, materials, processes or Software are included in or required for the Company to Exploit the Customer Offerings or Internal Systems. None of the Customer Offerings or, to the Knowledge of the Company, Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.

(i) Source Code. The Company has not licensed, distributed or disclosed, and to the Knowledge of the Company, there has been no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any third person, except pursuant to the agreements listed in Sections 2.13(g) and 2.13(i) of the Disclosure Schedule, and the Company has taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. Section 2.13(i) of the Disclosure Schedule lists all current and inactive source code escrow agreements to which the Company is a party, identifying the products, the escrow agreements and the beneficiaries thereto. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to result in, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, or escrow agent or any other person to any third party.

(j) Authorship. All of the Software and Documentation that is Company Owned Intellectual Property and comprises or is incorporated in or bundled with the Customer Offerings have been designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company.

(k) Open Source Code. Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Company has incorporated in the Company Offerings. Except for Open Source Materials identified on Section 2.13(k) of the Disclosure Schedule, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; or (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company. The Company has not used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities with respect to any Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l) Employee and Contractor Assignments. Each employee of the Company and each independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, developed, during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m) Quality. The Customer Offerings and, to the Knowledge of the Company, the Internal Systems do not contain any virus, worm, back door, Trojan horse or other disruptive or malicious code that may impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company has not received any contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(n) Support and Funding. The Company has not received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the development of the Customer Offerings, use and operation of the Internal Systems or any facilities or equipment used in connection therewith.

2.14 Contracts.

(a) Section 2.14(a) of the Disclosure Schedule lists the following agreements to which the Company is currently a party as of the date of this Agreement and that are currently in effect or under which the Company has any liability or obligation:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments after the date of this Agreement in excess of $10,000 per annum or having a remaining term longer than 12 months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) that calls for performance over a period of more than one year after the date of this Agreement, (B) that involves by its terms an amount greater than $10,000 that is payable by or to the Company after the date of this Agreement, or (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Company Debt or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement (other than this Agreement) providing for the disposition of any significant portion of the assets or business of the Company (other than in the Ordinary Course of Business) or any agreement providing for the acquisition of the assets or business of any third party (other than purchases of inventory or equipment in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers and nondisclosure agreements entered into in the Ordinary Course of Business, copies of which have previously been provided to the Buyer, and the employee agreements described in Section 2.20(a));

(vii) any employment or consulting agreement pursuant to which the employee or consultant is entitled to employment or payment for a period of time or any severance or other termination payment;

(viii) any agreement to which any current or former officer, director or stockholder of the Company or, to the Knowledge of the Company, an Affiliate thereof is a party;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company is bound;

(xi) any agreement that contains an express obligation of the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or provision of services entered into in the Ordinary Course of Business);

(xii) any agreement that prohibits or otherwise limits in any material respect the conduct of the business of the Company or other Affiliate as currently conducted; and

(xiii) any other agreement (or group of related agreements) either involving by its terms more than $10,000 per annum or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, each other party thereto, subject in each case to the Enforceability Exceptions, and is in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, each other party thereto, subject in each case to the Enforceability Exceptions, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, that, after the giving of notice, with lapse of time, or both, would constitute a material breach or default by the Company or, to the Knowledge of the Company, any other party under such agreement.

2.15 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.15 of the Disclosure Schedule. All accounts receivable of the Company that have arisen since the Most

Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not received written notice of any threatened termination of any such policy.

2.18 Litigation. There is no Legal Proceeding that is pending or that, to the Knowledge of the Company, has been threatened in writing against the Company that (a) seeks either damages in excess of $10,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against the Company.

2.19 Warranties.

(a) No product or service provided, licensed or delivered by the Company is subject to any guaranty, warranty or other indemnity other than pursuant to agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business, copies of which have been provided by the Company to the Buyer. No product or service provided, licensed or delivered by the Company is subject to any specified rights of return or right of refund or credit

(b) The Company has no liability to any customer in connection with any product or service provided, licensed or delivered by the Company to provide the customer with any other services or products of the Company on pre-negotiated terms, including without limitation for upgrades to other services or products at prices below the Company’s published price for such services or products. The Company has no liability to any customer in connection with any product or service provided, licensed or delivered by the Company other than those arising in the Ordinary Course of Business.

2.20 Employees.

(a) Section 2.20(a) of the Disclosure Schedule contains a list of all employees of the Company, along with the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation) and estimated or target current annual incentive compensation of each such person. None of such employees is a party to an employment agreement or contract with the Company. Each current employee of the Company has entered into the Company’s standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been delivered to the Buyer. The agreements referenced in the preceding sentence will continue to be in full force and effect following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.20(a) of the Disclosure Schedule contains a list of all employees of the Company based in the United States who are not citizens of the United States. To the Knowledge of the Company, no executive level employee has any plans to terminate employment with the Company. The Company is in compliance in all material respects with all applicable laws relating to the hiring and employment of employees.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes or other collective bargaining disputes. To the Knowledge of the Company, except as set forth in Section 2.20(b) of the Disclosure Schedule, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(c) None of the Company, any director, officer or any executive level employee of the Company, or any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with the Company.

(d) Section 2.20(d) of the Disclosure Schedule contains a list of all independent contractors currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such person or entity. None of such independent contractors is a party to a written agreement or contract with the Company requiring payments by the Company in excess of $10,000. Each such independent contractor that has been involved in the development of Company Intellectual Property or that has been granted access to the confidential information of the Company has entered into the Company’s standard form of independent contractor agreement, with the Company, a copy of which has previously been delivered to the Buyer.

(e) The Company has complied in all material respects with all laws and regulations related to employment and employment practices, including without limitation those related to wages, hours, worker classification, labor relations, collective bargaining, discrimination, equal opportunity, disability rights or benefits, affirmative action, workers’ compensation, employee leave and immigration. The Company has never had any temporary or leased employees that were involved in the development of Company Owned Intellectual Property, or any other temporary or leased employees employed by the Company in the last year.

2.21 Employee Benefits.

(a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans, including (i) the type of plan, (ii) a brief description of the plan, (iii) the location of the plan, and (iv) the obligations outstanding under each plan as of the date hereof. Complete and accurate copies of (i) all Company Plans that have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been delivered to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that are likely to give rise to any material liability.

(d) Section 2.21(d) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(e) Section 2.21(e) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of December 31, 2007.

(f) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

2.22 Environmental Matters.

(a) The Company has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation or formal administrative proceeding against, or investigation of, the Company by any Governmental Entity, relating to any Environmental Law. The Company has not received from any Governmental Entity any written notice of any violation of, or information request or inquiry regarding, any Environmental Law.

(b) The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.22(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits in the possession, custody or control of the Company relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party). A complete and accurate copy of each such document has been provided to the Buyer.

2.23 Legal Compliance. The Company is currently conducting, and has at all times in the last three years conducted, its businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.24 Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 15% of the consolidated revenues of the Company during the last full fiscal year and the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company. To the Company’s Knowledge, the Customer Offerings conform in all material respects to the written Documentation and specifications therefor.

2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company that are material to the conduct of its business. Such listed Permits are the only Permits that are required for the Company to conduct its businesses as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and the Company has no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.26 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company, other than, in the case of this clause (c), as employees for compensation in the Ordinary Course of Business. Section 2.26 of the Disclosure Schedule describes any commercial transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.27 Brokers’ Fees. Other than as described in Section 2.27 of the Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.28 Books and Records. The minute books of the Company contain accurate summaries of all corporate actions taken at any meetings of the Company’s stockholders, Company Board or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

2.29 Prepayments, Prebilled Invoices and Deposits.

(a) Section 2.29(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits in excess of $10,000 that have been received by the Company as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a basis consistent with the past practice of the Company.

(b) Section 2.29(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits individually or in the aggregate in excess of $10,000 that have been made or paid by the Company as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a basis consistent with the past practice of the Company.

2.30 Disclosure. No representation or warranty made by or on behalf of the Company in this Agreement (including the Disclosure Schedule) as of the dates made, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which each is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the other agreements contemplated hereby to which each is a party and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.3 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or Bylaws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any

Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.4 Litigation. There is no Legal Proceeding that is pending or that, to the Knowledge of the Buyer, has been threatened in writing that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There is no Legal Proceeding that is pending or that, to the Knowledge of the Buyer, has been threatened in writing against the Buyer that is required to be included in the Buyer Reports and is not included in the Buyer Reports. There are no material unsatisfied judgments, orders or decrees outstanding against the Buyer.

3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from December 31, 2006 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10 Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts (i) to ensure that its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) to satisfy the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

4.3 Dissenter’s Notice.

(a) As expeditiously as possible following the execution of this Agreement and in any event within five (5) business days after the execution of this Agreement, the Stockholder’s Representative shall cause to be mailed the Dissenter’s Notice, in a form reasonably acceptable to the Buyer, to each Company Stockholder that did not, on or before the Closing Date, vote in favor of the Merger. The Dissenter’s Notice shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Preferred Stockholders, the escrow arrangements and the authority of the Stockholders’ Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), and (ii) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and other applicable Law and a copy of such sections.

(b) The Company covenants that the Dissenter’s Notice shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Dissenter’s Notice).

4.4 Operation of Business. Except as expressly contemplated by this Agreement, or with the prior written consent of the Buyer, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall, without the written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Stock or Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness for money borrowed (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.21 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof);

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, bylaws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) make or change any material Tax election, change a material annual Tax accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; provided that the foregoing shall not prevent the filing of Tax Returns and the payment of Taxes in the Ordinary Course of Business, to the extent not otherwise inconsistent with this paragraph (j);

(k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(l) make or commit to make any capital expenditure in excess of $5,000 per item or $5,000 in the aggregate;

(m) institute or settle any Legal Proceeding in which the amount in controversy or the amount paid in settlement, as applicable, exceeds $20,000;

(n) take any action or fail to use commercially reasonable efforts to take any action permitted by this Agreement if, to the Knowledge of the Company, such action or failure would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied (unless such action or failure cannot be avoided through the exercise of commercially reasonable efforts);

(o) fail to use commercially reasonable efforts to take such actions as shall be necessary to preserve the validity of any material Company Owned Intellectual Property or Permit or the Company’s right to use any material Company Licensed Intellectual Property; or

(p) agree in writing or otherwise to take any of the foregoing actions.

4.5 Access to Information. The Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours on a non-interference basis to all executive level employees, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request. The Company shall, if requested by the Buyer in connection with its due diligence review and post-Closing integration planning, introduce the Buyer to the employees, customers, suppliers and advisors (including patent counsel and insurance advisors) of the Company; provided, however, the Buyer shall not be permitted to contact in any manner any of the Company’s customers or employees (other than executive level employees), except in regard to customers if the Company has first introduced the Buyer to such customer, and thereafter, the Company shall have (i) the right to have a representative of Newforth Partners LLC present during all meetings (whether in person, telephonic or otherwise) between the Buyer and such customer, and (ii) the opportunity to review any written correspondence between the Buyer and any such customer in advance of the delivery of such correspondence to such customer.

4.6 Notice of Breaches. The Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof that would render any representation, warranty or statement of the Company in this

Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

4.7 Exclusivity.

(a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations or enter into any agreement with any party (other than the Buyer) concerning any such transaction.

(b) The Company shall promptly notify any party with which discussions or negotiations of the nature described in Section 4.7(a) were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in Section 4.7(a), the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer (except that the Company may withhold the identity of such other party if it is subject to a confidentiality agreement with respect to such inquiry, proposal or offer).

4.8 Expenses. Except as set forth in Article I, Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that any expenses incurred by the Company in connection with the Merger shall be paid by the Company following the Closing and shall be included as a current liability in the definition of Net Working Capital calculation.

4.9 FIRPTA Tax Certificates. Prior to the Closing, (i) the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Company Stockholders shall deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or the certifications described above on or before the Closing Date, the Buyer, the Transitory Subsidiary, or the Payment Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

4.10 [Intentionally Omitted].

4.11 Preparation of Tax Returns and Payment of Taxes. In the case of Tax Returns that are filed after the Closing Date with respect to a taxable period that ends on or prior to the Closing Date or a taxable period that begins on or before and ends after the Closing Date, the Buyer shall prepare (or cause to be prepared) such Tax Return in a manner consistent with the past practice of the Company and shall deliver any such Tax Return to the Stockholders’ Representative for its review at least 30 days prior to the date such Tax Return is required to be filed. If the Stockholders’ Representative disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection within 14 days of the receipt of such Tax Return by the Stockholders’ Representative. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Neutral Accountant. The fees and expenses of the Neutral Accountant shall be borne equally by the Buyer and the Company Preferred Stockholders (based on their respective Pro Rata Share).

4.12 Employment Benefits. Continuing Employees shall be eligible to receive employee benefits consistent with Buyer’s applicable human resources policies. Buyer will, or will cause the Surviving Corporation to, give Continuing Employees full credit under such policies for prior service at the Company for purposes of eligibility and determination of the level of benefits under Buyer’s benefit plans, programs or policies, to the extent permitted by the terms of such plans.

4.13 Indemnification. For a period of six years after the Effective Time, Buyer will (i) not amend any indemnification provision under the certificate of incorporation or bylaws of the Company and (ii) refrain, and will cause the Surviving Corporation to refrain, from terminating the effectiveness of any policies of directors’ and officers’ and fiduciary liability insurance for the benefit of officers and directors of the Company prior to the Effective Time; provided that (i) the premiums for such policies were paid in full prior to the Effective Time or (ii) the full cost of such premiums are included in the definition of Current Liabilities herein.

4.14 Payment of Bonuses. No later than 30 days following the Closing, the Buyer shall pay to employees of the Company the bonus amounts set forth on Schedule 4.14. In addition, the Buyer shall pay the severance amounts set forth on Schedule 4.14 upon the termination by the Buyer or the Company following the Effective Time of the respective employees.

ARTICLE V

CONDITIONS TO CONSUMMATION OF MERGER

5.1 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a) the Company shall have obtained the Requisite Stockholder Approval;

(b) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (collectively, the “Consents and Filings”), set forth on Schedule 5.1(b)(i);

(c) the representations and warranties of the Company contained in this Agreement shall each be true and correct in all material respects as of the date of this Agreement and shall each be true and correct in all material respects as of the Closing as if made on and as of the Closing, in each case other than (i) representations and warranties that contain materiality limitations, which shall be true and correct in all respects, and (ii) representations and warranties that by their express terms are made solely as of a specified earlier date, which shall be true and correct as of such specified earlier date;

(d) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) since the date of this Agreement, there shall not have been any changes, events or developments that have had or would reasonably be expected to result in a Company Material Adverse Effect;

(g) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(h) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company;

(i) the Buyer shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit C, addressed to the Buyer dated as of the Closing Date;

(j) [Intentionally Omitted]

(k) [Intentionally Omitted]

(l) As of the date of this Agreement Mr. Henry Olson shall have entered into and delivered to the Company, a binding employment agreement, including a twelve month non-compete agreement, in form and substance reasonably acceptable to the Buyer (the “Employment Agreement”), and Mr. Olson shall not have communicated his intention of terminating the Employment Agreement or otherwise terminating his employment with the Surviving Corporation; and

(m) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified (to the extent such jurisdictions provide such certificates), certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, each of which may be waived in writing in the sole discretion of the Company:

(a) the representations and warranties of the Buyer and the Transitory Subsidiary contained in this Agreement shall each be true and correct in all material respects as of the date of this Agreement and shall each be true and correct in all material respects as of the Closing as if made on and as of the Closing, in each case other than (i) representations and warranties that contain materiality limitations, which shall be true and correct in all respects, and (ii) representations and warranties that by their express terms are made solely as of a specified earlier date, which shall be true and correct as of such specified earlier date;

(b) each of the Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a material adverse effect on the Buyer, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d) the Company shall have obtained the Requisite Stockholder Approval;

(e) the Buyer shall have delivered to the Stockholders’ Representative the Buyer Certificate; and

(f) the Stockholders’ Representative shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Indemnifying Stockholders. The Company shall, prior to the Effective Time, and the Indemnifying Stockholders, severally and not jointly and based on their Pro Rata Share, shall, from and after the Effective Time, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement, any Transaction Agreement, the Company Certificate;

(b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement, instrument or certificate delivered by the Company to the Buyer pursuant to this Agreement;

(c) the failure of an Indemnifying Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Indemnifying Stockholder, free and clear of all Security Interests; provided, however, that such Indemnifying Stockholder shall be solely responsible for indemnification in respect of any Damages resulting from such failure;

(d) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of capital stock of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or Bylaws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; provided, however, that notwithstanding items (i) through (iv) of this paragraph, no claim for indemnity shall may be made based upon the right of any stockholder or former stockholder or optionholder or former optionholder to receive the Merger Consideration pursuant to this Agreement;

(e) any claim by any Indemnifying Stockholder with respect to any action taken or omitted to be taken by the Stockholders’ Representative in connection with this Agreement or any other Transaction Agreement (it being understood that this paragraph (e) does not cover the Buyer’s liability to Indemnifying Stockholders pursuant to Section 6.2);

(f) Any Taxes due and payable by the Company for any taxable period (or portion thereof) ending on or before the Closing Date, including Taxes for which the Company has any liability under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws, as a transferee or successor, or pursuant to any contractual obligation or otherwise, and any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees arising in connection with the consummation of the transactions contemplated by this Agreement (whether levied on the Buyer, the Stockholder or the Company); or

(g) any claim by any former or current stockholder of the Company or any other security of the Company arising out of this Agreement and the transactions contemplated hereby as a result of the exercise or settlement of any appraisal rights or dissenters rights, including without limitation, Dissenting Shares.

6.2 Indemnification by the Buyer. From and after the Effective Time, the Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement, any other Transaction Agreement or the Buyer Certificate; or

(b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement, instrument or certificate executed and delivered by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

6.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (including, without limitation, any assumption of control pursuant to Section 1.6(b) hereof), (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI (subject to the limitations set forth herein), and (B) if the Indemnifying Stockholders are the Indemnifying Party, the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than the maximum amount for which the Indemnifying Stockholders are then liable on account of such Third Party Action under Section 6.5 below, (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party and (iii) control of Third Party Actions relating to Tax Contests shall be determined pursuant to Section 6.9 and not this Section 6.3(a). If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party reasonably advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (I) the

Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (II) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall also deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer or, if the Indemnifying Stockholders are the Indemnifying Party and the Buyer is seeking to enforce such claim pursuant to the Escrow Agreement, an instruction from the Stockholders’ Representative to the Escrow Agent to disburse a portion of the Escrow Amount equal to the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer or, if the Indemnifying Stockholders are the Indemnifying Party, an instruction from the Stockholders’ Representative to the Escrow Agent to disburse a portion of the Escrow Amount equal to the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If no Response is delivered by the Indemnifying Party within such 20 day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in San Francisco, CA, in accordance with Section 10.12. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration or judicial decision), a joint written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Amount shall be disbursed to the Buyer and/or the Indemnifying Stockholders (which joint written notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in San Francisco, CA in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the San Francisco, CA office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12).

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), (y) address or resolve any issue not submitted by the parties, or (z) award punitive, exemplary, multiple or analogous damages.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation that may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(g) For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Stockholders’ Representative, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Stockholders’ Representative. The Stockholders’ Representative shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI. The Stockholders’ Representative shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the one year anniversary of the Closing Date. The indemnification obligations of each Company Stockholder set forth in Section 6.1(c) and Section 6.1(e) shall survive without limitation. The indemnification obligations of each Company Stockholder set forth in Section 6.1(d) and Section 6.1(f), shall survive until the one (1) year anniversary of the Closing Date. The indemnification obligations of each Company Stockholder set forth in Section 6.1(g), shall survive until the termination, expiration or forfeiture of all appraisal rights related to the Company Shares under applicable Law. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from the breach described in such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement. In the event that an Expected Claim Notice has been delivered by the Buyer to the Escrow Agent with respect to a written claim or demand by a third party, and not with respect to a Legal Proceeding initiated by a third party, then for purposes hereof and the release of funds from the Escrow Agent, such written claim or demand shall survive so long as the Buyer has a good faith belief that there is a risk of liability pursuant to such written claim or demand. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5 Limitations.

(a) Except as set forth in Section 6.5(b) and Section 6.5(c), the Indemnifying Stockholders shall not be required to make any indemnification payment pursuant to Sections 6.1(a) and 6.1(b) unless and until the aggregate amount of such Damages for which they or it would otherwise be liable under Sections 6.1(a), and 6.1(b) exceed $20,000 (the “Basket”); if the total amount of such Damages exceeds the Basket, then the Indemnified Parties shall, subject to the limitations set forth herein, be entitled to be indemnified against the full amount of such Damages.

(b) Notwithstanding anything to the contrary herein, recourse by the Indemnified Parties to an amount equal to (i) Five Hundred Thousand Dollars ($500,000) (based on each Indemnifying Stockholder’s Pro Rata Share) (the “Additional Cap”) shall be the Indemnified Parties’ sole and exclusive remedy for Damages resulting from a breach of the representations and warranties contained in Sections 2.2, 2.3 and 2.13 and with respect to the matters referred to in Sections 6.1(d), 6.1(e) and 6.1(g), and (ii) twenty percent (20%) of the Additional Cap (based on each Indemnifying Stockholder’s Pro Rata Share) shall be the Indemnified Parties’ sole and exclusive remedy for Damages resulting from a breach of any other representations and warranties contained in Article II above or a matter referred to in Section 6.1(b) (other than with respect to a breach of Section 4.3) or 6.1(f).

(c) In the event of a claim for indemnification under Section 6.1(c), recovery from the Indemnifying Stockholder with respect to which such claim is made, up to such Indemnifying Stockholder’s Additional Cap, shall be the Indemnified Parties’ sole and exclusive remedy.

(d) Notwithstanding the foregoing, in the event of a claim for indemnification under Section 6.1(g), the Escrow Amount shall be the first, but not the only, remedy for Damages resulting from a claim pursuant to Section 6.1(g).

6.6 Exclusive Remedy; Fraud. The sole and exclusive monetary liability and remedy for all matters set forth in this Agreement or any other Transaction Agreement shall be the indemnification provisions set forth in this Article VI. Notwithstanding the foregoing, nothing in this Article VI shall prevent an Indemnified Party from bringing a common law action for fraud against any individual whose own fraud has caused an Indemnified Party to incur Damages or to limit the Damages recoverable by an Indemnified Party in such common law action.

6.7 No Contribution. No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

6.8 Insurance. In calculating the amount of Damages suffered or incurred by an Indemnified Party for which indemnification is sought hereunder there shall be deducted an amount equal to the sum of the amount of any insurance proceeds, indemnification or contribution actually paid to such Indemnified Party as a result of any such Damages. In the event that any claim for indemnification asserted hereunder is, or may reasonably be, the subject of any insurance coverage or other right to indemnification or contribution from any third party, the Indemnified Party expressly agrees to promptly notify the applicable insurance carrier of any such claim or Damages, and to use commercially reasonable efforts to pursue, at the cost and expense of the Indemnifying Party, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnifying Party, with each applicable insurance carrier.

6.9 Tax Contests; Cooperation.

(a) After the Closing Date, except as provided in Sections 6.9(b) and 6.9(c) below, the Buyer shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (any such audit, claim for refund or proceeding related to an asserted Tax liability being hereinafter referred to as a “Tax Contest”).

(b) In the case of a Tax Contest after the Closing Date that relates solely to Taxes for which the Buyer would be indemnified under this Article VI, the Stockholders’ Representative may, upon written notice to the Buyer, control the conduct of such Tax Contest, but the Buyer shall have the right to participate in such Tax Contest at the Buyer’s own expense, and the Stockholders’ Representative shall not be able to settle, compromise and/or concede any portion of such Tax Contest without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if the Stockholders’ Representative fails to, or elects not to, assume control of the conduct of such Tax Contest within a reasonable period following the receipt by the Stockholders’ Representative of written notice of such Tax Contest (pursuant to Section 6.3(a)), the Buyer shall have the right to assume control of such Tax Contest, but shall not be able to settle, compromise and/or concede such Tax Contest without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) In the case of a Tax Contest after the Closing Date that relates both to Taxes for which the Buyer would be indemnified under this Article VI and Taxes for which the Buyer would not be indemnified under this Article VI, the Buyer shall control the conduct of such Tax Contest, but the Stockholders’ Representative shall have the right to participate in such Tax Contest at the Stockholders’ Representative’s own expense, and the Buyer shall not settle, compromise and/or concede the portion of such Tax Contest with respect to Taxes for which the Buyer would be indemnified under this Article VI without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Buyer and the Stockholders Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of the Tax Contest. The Buyer and the Stockholders’ Representative shall reasonably cooperate with each other in the conduct of any Tax Contest or other proceeding involving or otherwise relating to the Company with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.9.

6.10 Treatment of Indemnification Payments. All indemnification payments under this Article VI shall be deemed to be adjustments to the Merger Consideration.

ARTICLE VII

[INTENTIONALLY OMITTED.]

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the other Parties in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval, within thirty (30) Business Days following the date of this Agreement;

(e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before June 30, 2008 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before June 30, 2008 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful or knowing breaches of this Agreement prior to such termination).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean such portion of a Claimed Amount that an Indemnifying Party shall agree an Indemnified Party is entitled to receive.

“Agreement” shall have the meaning set forth in the first paragraph hereto.

“Arbitrator” shall have the meaning set forth in Section 6.3(e).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by a duly authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.2 is satisfied in all respects.

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10 K for the fiscal year ended December 31, 2007, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 31, 2007.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Amendment” shall mean the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to be filed by the Company with the Secretary of State of the State of Delaware immediately following the execution of this Agreement.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5.

“Claim Notice” shall mean written notification that contains (i) a reasonably detailed description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding any obligation or action required to be performed or taken at the Closing), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Shares” shall mean the shares of Common Stock.

“Common Stock” shall mean the Common Stock, $.001 par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the Chief Executive Officer of the Company, to the effect that each of the conditions specified in clauses (a) through (f) (insofar as clause (e) relates to Legal Proceedings involving the Company) of Section 5.1 is satisfied in all respects.

“Company Debt” shall mean all Indebtedness of the Company.

“Company Intellectual Property” shall mean shall the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company by any third party.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned by the Company, in whole or in part, and all Company Registrations listed on Schedule 2.13(a) and all Intellectual Property registered in such Company Registrations.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate.

“Company Preferred Stockholders” shall mean the stockholders of record of the Company who hold Preferred Shares immediately prior to the Effective Time.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

“Company Shares” shall mean collectively, the Common Shares and the Preferred Shares.

“Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean holders of record of the Company Shares immediately prior to the Effective Time.

“Consents and Filings” has the meaning set forth in Section 5.1(b)(i).

“Continuing Employees” shall mean those employees of the Company who accept employment with the Buyer as of the Effective Time.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Current Assets” shall mean: (a) the cash and cash equivalents of the Company, (b) accounts receivable, in the case of (a) and (b), calculated in accordance with GAAP and (c) the following prepaid expenses and deposits: (i) the $52,000 deposit paid pursuant to the Lease Agreement; (ii) the Company’s existing credit card deposit in an amount not to exceed $20,000; (iii) the prepaid license under the Actuate iPortal Workgroup License not to exceed $24,000; and (iv) prepaid hotel expenses (to the Fairmont Hotel) not to exceed $30,000.

“Current Liabilities” shall mean: (a) accounts payable, accrued expenses and other current liabilities and deferred revenue (excluding deferred revenue related to work that has been fully performed by the Company), (b) the full amount of the transaction fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement, including legal and accounting fees and any broker or finder fees, to the extent such transaction fees and expenses have not been paid prior to the date of such calculation, (c) accruals for any bonus payments to be paid to employees of the Company upon the successful completion of the Merger, (d) severance benefits or other benefits after the termination of employment of employees of the Company prior to or in connection with the transactions set forth herein, to the extent such benefits have not been paid prior to the date of such calculation, (e) Company Debt (other than up to $1,817,000 of Indebtedness pursuant to the Loan Agreement), (f) an aggregate amount of $5,000 to cover the costs and expenses of the Surviving Corporation relating to the preparation and filing of its 2007 state and federal Tax Returns, and (g) any premiums related to policies of directors’ and officers’ and fiduciary liability insurance for the benefit of officers and directors of the Company prior to the Effective Time, to the extent such premiums have not been paid in full prior to the date of such calculation.

“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company (i) currently develops, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, marketed, distributed, made available, sold or licensed to third parties within the previous three years, and (b) the services that the Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous three years.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI), other than those costs and expenses of arbitration of a Dispute that are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenter’s Notice” shall mean a written statement containing the information prescribed by Section 4.3(a).

“Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement.

“Documentation” shall mean printed, visual or electronic materials, reports, documentation or specifications of a Customer Offering, whether or not provided to an end user.

“Effective Time” shall mean the time at which the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any employee benefit plan or scheme prescribed under the Indian Employees’ Provident Fund Act, 1952, Employees’ Pension Scheme, 1995, Payment of Bonus Act, 1965, Payment of Gratuity Act, 1972 and Employees State Insurance Act, 1948, as applicable, and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, and all severance agreements, written or otherwise, for the benefit of or relating to any current or former employee or independent contractor of the Company or any ERISA Affiliate.

“Employee Offer Letters” shall mean the offer letters of the Buyer to each Continuing Employee.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equipment Line” shall mean credit extended to the Company for the financing of equipment or personal property under the “Equipment Line” section of the Loan Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“Escrow Agreement” has the meaning set forth in Section 1.3(e).

“Escrow Agent” shall mean American Stock Transfer and Trust Company.

“Escrow Amount” shall mean Two Hundred Fifty Thousand Dollars ($250,000).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2006 and December 31, 2007, and

(b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three (3) months ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any U.S. federal, state, local, foreign or other court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indebtedness” of any person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business) (other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such person (whether or not such obligation is assumed by such person.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnifying Stockholders” shall mean the Company Stockholders receiving the Merger Consideration pursuant to Section 1.5.

“Information” shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to the Business.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, including inbound licenses, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site. All Internal Systems that are material to the business of the Company is listed and described in Section 2.13(c) of the Disclosure Schedule.

“Knowledge” shall mean the actual knowledge of Henry Olson, Al Matsui, Todd Venetianer, and Roger Saumure, after reasonable inquiry of their respective direct reports.

“Law” means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

“Lease” shall mean any lease or sublease pursuant to which the Company currently leases or subleases from another party any real property or has any outstanding obligation.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Loan Agreement” shall mean that certain Loan and Security Agreement, by and between the Company and Silicon Valley Bank, dated as of October 15, 2004, as amended.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Merger Consideration” shall mean Five Hundred Thousand Dollars ($500,000).

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean March 31, 2008.

“Net Working Capital” shall mean the total Current Assets of the Company less the total Current Liabilities of the Company.

“Non-Controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Option” shall mean each option to purchase or acquire Common Shares.

“Option Plan” shall mean the Company’s 2002 Amended and Restated Equity Incentive Plan.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice of the Company (including with respect to frequency and amount).

“Owned Real Property” shall mean each item of real property owned by the Company.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, design registrations and certificates of invention (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Payment Agent” shall mean American Stock Transfer and Trust Company.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Preferred Shares” shall mean the shares of Preferred Stock.

“Preferred Stock” means collectively, the Series A Preferred Stock, $.001 par value per share, of the Company, the Series B Preferred Stock, $.001 par value per share, of the Company and the Series C Preferred Stock, $.001 par value per share, of the Company.

“Pro Rata Share” shall mean the quotient obtained by dividing (a) the amount of Merger Consideration payable to such Company Preferred Stockholder by (b) the Merger Consideration.

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by (a) Company Stockholders holding a majority of the votes represented by the outstanding Common Shares, (b) Company Stockholders holding a majority of the votes represented by the outstanding Company Shares, voting together on an as-converted basis, and (c) Company Stockholders holding 75% of the votes represented by the outstanding Preferred Shares, voting exclusively as a separate class and on an as-converted basis.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) statutory liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made and recorded on the Most Recent Balance Sheet, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements, (iv) liens and encumbrances arising in the ordinary course of business of carriers, warehousemen, mechanics, materialmen, and other similar liens and encumbrances that in each case and in the aggregate are not material in amount, (v) liens and encumbrances or imperfections of title to or on real or personal property that are not material in amount and, if such property is material to the Company, do not materially detract from the value of or materially impair the existing use of the property affected by such liens, encumbrance or imperfection, (vi) all liens, encumbrances and other restrictions of record, provided that such record is expressly identified on the Disclosure Schedule, (vii) all Laws, including building and zoning laws, now or hereafter in effect relating to or affecting any real property, (viii) security interests, liens and encumbrances reflected in any contract or agreement to which the Company is a party that is listed on the Disclosure Schedule, (ix) liens and encumbrances that secure obligations reflected as liabilities in the Most Recent Balance Sheet (or the existence of which is referred to in the notes accompanying the audited Financial Statements), (x) liens and encumbrances to lenders incurred in deposits made in the ordinary course of business in connection with maintaining bank accounts, (xi) liens and encumbrances held by the Buyer or any of its Affiliates, (xii) liens and encumbrances created pursuant to or in accordance with this Agreement or any agreement pursuant hereto or in connection with the transactions contemplated hereby or thereby or by the actions of the Buyer or any Affiliate of the Buyer, or (xiii) licenses granted by the Company in the Ordinary Course of Business.

“Series A Preferred Share” means a share of the Series A Preferred Stock, $.001 par value per share, of the Company,

“Series B Preferred Share” means a share of the Series B Preferred Stock, $.001 par value per share, of the Company

“Series C Preferred Share” means a share of the Series C Preferred Stock, $.001 par value per share, of the Company.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Stockholders’ Representative” has the meaning set forth in the first paragraph hereto.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“Target Amount” means negative $1,592,000.

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto, required to be filed with a Taxing Authority, including any amendment thereof.

“Taxing Authority” shall mean a Governmental Entity responsible for the imposition of Taxes.

“Term Loan” shall mean that certain term loan made available to the Company pursuant to the “Term Loan” section of the Loan Agreement.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Agreements” shall mean, collectively, this Agreement, the Escrow Agreement and the Payment Agent Agreement. For the avoidance of doubt, the Transaction Agreements do not include the Employee Offer Letters.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options and Preferred Stock shall not be considered Warrants.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and any Indemnified Parties.

10.3 Confidentiality. Each Party shall hold, and shall use reasonable commercial efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or Parties or their representatives in connection with this Agreement and the transactions contemplated hereunder (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information, or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that, such Party gives written notice to the other Party or Parties of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information by the tribunal or other entity.

10.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect thereto; provided that the confidentiality provisions of the letter agreement dated February 7, 2008 between the Buyer and the Company shall remain in effect in accordance with its terms.

10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.5 is void.

10.6 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:

Chief Executive Officer

Edge Dynamics, Inc.

1001 Marshall St., Suite 500

Redwood City, CA 94063

Fax: 650-780-7801

Copy to:

Craig E. Dauchy, Esq.

Cooley Godward Kronish llp

3175 Hanover St.

Palo Alto, CA 94304-1130

Fax: 650-849-7400

If to the Stockholders’ Representative:

Paul Holland

Foundation Capital

70 Willow Road, Suite 200

Menlo Park, CA 94025

Fax: 650-614-0505

Copy to:

Craig E. Dauchy, Esq.

Cooley Godward Kronish llp

3175 Hanover St.

Palo Alto, CA 94304-1130

Fax: 650-849-7400

If to the Buyer or the Transitory Subsidiary:

President

I-many, Inc.

399 Thornall Street, 12th Floor

Edison, NJ 08837

Fax: 732-516-2693

Copy to:

General Counsel

I-many, Inc.

511 Congress Street, 6th Floor

Portland, ME 04101

Fax: 207-828-0492

Jeffrey A. Stein, Esq.

Wilmer Cutler et al.

60 State Street

Boston, MA 02109

Fax: 617-526-5000

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.8, provided that nothing in this Section 10.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

I-MANY, INC.

By:	/s/ John A. Rade
Title:	President and Chief Executive Officer

I-MANY DEMAND CORP.

By:	/s/ John A. Rade
Title:	President

EDGE DYNAMICS, INC.

By:	/s/ Henry Olson
Title:	President and Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

/s/ Paul Holland
Paul Holland